EXHIBIT 10.38

July 13, 2004

Mr. Scott Kamsler

Dear Scott:

On behalf of Centillium Communications, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. You will report to Faraj Aalaei, Chief Executive Officer. Notwithstanding anything to the contrary, since it is contemplated that you would become an executive officer of the Company, this position and all of the provisions of this letter are conditioned upon and subject to the formal approval of the Company’s Board of Directors (the “Board”). It is our desire that upon approval of the Board, you and the Company will enter into agreements which memorialize the terms that have been approved by the Board.

You will be paid a salary of $250,000 (Two hundred fifty thousand dollars) annually. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding).

You will be eligible to participate in Centillium’s 2004 Executive Bonus Program (the “Program”), under the terms of the Program. Your target incentive percentage under the Program is 50% of your base salary, prorated for the time that you are a full-time employee of the Company during the applicable bonus period. The actual payout amount under the Program will be based upon the achievement of certain performance and company objectives, but shall not be less than $50,000 for the fiscal year 2004, subject to the terms of the Program. You will accrue 3.69 hours vacation/personal time per pay period, totaling twelve days paid vacation annually, under the terms of the Company’s vacation policy. All Company benefits begin on the 1st day of the month following your start date.

Like all of us at Centillium Communications, Inc., you will be required to sign the Company’s standard Employment, Confidential Information and Invention Assignment Agreement. Among other things, your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Communications, Inc., improperly use or disclose proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that you will not bring onto the premises of Centillium Communications, Inc., any unpublished document or proprietary information belonging to any such employer, person, or entity, unless consented to in writing by such employer, person, or entity.

It will be recommended to the Company’s Board of Directors that you be eligible to participate in the Centillium Communications, Inc. Stock Option Program. Subject to approval by the Board and subject to the terms set forth in definitive agreements to be provided, you will be granted an option to purchase 200,000 (Two hundred thousand) shares of the Company’s Common Stock at an exercise price equal to the fair market value at the close of the NASDAQ market on the date your options are granted by the Board of Directors. If Centillium Communications, Inc. is i) acquired, merged, or a significant change of control occurs and, within eighteen months after such event, your employment is terminated by the Company without cause or you resign from the Company as a result of a) your job responsibilities being materially reduced, b) reduction by the Company of your base compensation or c) you are required to move to a location which is more than fifty (50) miles from your job location prior to the occurrence of the event in (i) above, under the terms of a definitive agreement to be provided to you, then you and the Company agree that (1) you shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of your annual base salary and (2) the vesting of your option grant mentioned above would be accelerated by one full year.

Your acceptance of this offer represents the sole agreement between you and Centillium Communications, Inc. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Communications is an “at-will” employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is valid until 10:00am on Thursday, July 15, 2004 and notwithstanding anything to the contrary is subject to Centillium’s satisfactory completion of a background check and references. Please indicate your acceptance and start date by signing and returning this letter. For your convenience, you may fax a signed copy to the following confidential fax machine.

Sincerely,

/s/ Faraj Aalaei
Faraj Aalaei
Chief Executive Officer

cc: Human Resources

The foregoing terms and conditions are hereby accepted:

Intended Start Date: July 15, 2004

Signed:	/s/ Scott Kamsler
Scott Kamsler

Date: July 14, 2004